Exhibit 99.1

BioSante Pharmaceuticals, Inc. 111 Barclay Boulevard Lincolnshire, Illinois 60069 www.biosantepharma.com

FOR IMMEDIATE RELEASE	Contact: Phil Donenberg 847/478-0500 ext. 101

BioSante Pharmaceuticals Approved for Listing
On the American Stock Exchange

Lincolnshire, IL (September 25, 2003) — BioSante Pharmaceuticals, Inc. (OTCBB: BISP) today announced that its common stock has been approved for listing on the American Stock Exchange® (“Amex®”).  BioSante’s common stock is expected to commence trading on the Amex under the symbol “BPA” on October 1, 2003.

“Our listing on the Amex is another significant milestone in the development of our company,” said Stephen M. Simes, president and chief executive officer of BioSante.  “The listing provides greater visibility for BioSante, and we believe it will expand the base of investors who purchase BioSante stock, providing additional liquidity and value for our stockholders.”

September 30, 2003 is the last trading day for BioSante common stock on the Over the Counter Bulletin Board.  A listing with Amex means that BioSante is no longer required to comply with certain restrictions inherent in being traded on the OTCBB, including restrictions imposed by certain brokerage houses on the ability of their brokers to solicit orders or recommend the purchase of stocks that trade on the OTCBB.

About BioSante Pharmaceuticals, Inc.

BioSante Pharmaceuticals, Inc. is an emerging pharmaceutical company developing a pipeline of hormone therapy products to treat both men and women. The company also is developing its nanoparticulate-based platform technology (CAP) for novel vaccines, vaccine adjuvants and drug delivery systems including oral administration of proteins such as insulin.  Additional information is available online at www.biosantepharma.com.

About the Amex

The American Stock Exchange is the only primary exchange that offers trading across a full range of equities, options and exchange traded funds (ETFs), including structured products and HOLDRSSM.  In addition to its role as a national equities market, the Amex is the pioneer of the ETF, responsible for bringing the first domestic product to market in 1993.  Leading the industry in ETF listings, the Amex lists 123 ETFs.  The Amex is also one of the largest options exchanges in the U.S., trading options on broad-based and sector indexes as well as domestic and foreign stocks.  For more information, please visit www.amex.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The statements regarding BioSante contained in this press release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” expects,” “anticipates,” “estimates,” “believes,” or “plans,” or comparable terminology, are forward-looking statements.  An example of a forward-looking statement in this news release is the statement regarding whether the listing of BioSante’s common stock on the American Stock Exchange will expand the base of investors who purchase BioSante’s stock and provide additional liquidity and value to BioSante’s stockholders.  Forward-looking statements are based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements.  Important factors known to BioSante that could cause actual results to differ materially from those expressed in such forward-looking statements are the difficulties of small cap companies despite national stock exchange listings to expand the base of their investors and provide additional liquidity and value to BioSante’s stockholders, and other factors identified and discussed from time to time in BioSante’s filings with the Securities and Exchange Commission, including those factors discussed on pages 17 to 23 of BioSante’s Form 10-KSB, which discussion also is incorporated herein by reference.

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